EXHIBIT 99.1

July 26, 2000

Contact:
Investors  Susan Carr (704-386-8059) or Kevin Stitt (704-386-5667)
Media      Bob Stickler (704-386-8465)



       Bank of America Board Approves New Stock Buyback; Declares Dividend



CHARLOTTE, July 26, 2000 - The Bank of America Corporation Board of Directors today approved a new stock buyback program of up to 100 million shares.

Directors also declared regular quarterly dividends.

The  new  stock  buyback   program  follows  a  130-million   share   repurchase
authorization by the board in June 1999. That authorization has been exhausted.

"This latest authorization signals the confidence we have in our financial future and our determination to maximize shareholder value," said Hugh L. McColl Jr., chairman and chief executive officer "We continue to generate capital in excess of what is needed to support our business growth, including investments in our future. When the best return for shareholders is to buy back shares, we will pursue that route."

The previous program was authorized over 18 to 24 months. It was completed in 13 months and represented an investment of almost $7 billion. The new program is expected to be pursued again over 18 to 24 months. The purchases would be made from time to time either in the open market or through private transactions, including accelerated and put option buyback programs.

Directors today also declared a dividend of $.50 on common shares, payable September 22, 2000 to shareholders of record on September 1, 2000.

The board also declared a $1.75 regular cash dividend on the 7 percent Cumulative Redeemable Preferred Stock, Series B. The dividend is payable October 27, 2000 to shareholders of record on October 14, 2000.

Bank of America is the largest bank in the United States. It has full-service operations in 21 states and the District of Columbia and provides financial products and services to 30 million households and two million businesses, as well as providing international corporate financial services for business transactions in 190 countries. The company's common stock (ticker: BAC) is listed on the New York, Pacific and London stock exchanges and certain shares are listed on the Tokyo Stock Exchange.



                              www.bankofamerica.com